Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (No. 333-178399, No. 333-142711 and No. 333-286922) on Form S-8 and (No. 333-277740) on Form S-3 of our reports dated February 13, 2026, with respect to the consolidated financial statements of AGCO Corporation and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP
Atlanta, Georgia
February 13, 2026